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                                 EXHIBIT 21.1

                             LIST OF SUBSIDIARIES



Wave Technologies (UK) Limited, incorporated in England, 1993

Wave Technologies Australia Pty. Ltd., formed in Australia in 1995

Wave Technologies International Publishing, Inc., a Missouri corporation formed in 1995